EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Terrence Bowshier	Kyle Anderson
Director of Investor Relations	Director of Media Relations
(614) 464-5078	(614) 917-5497

State Auto Financial Increases Regular Dividend by 50% and

Authorizes Stock Repurchase Program

Columbus, Ohio – August 17, 2007 – Today the board of directors of State Auto Financial Corporation (NASDAQ: STFC) declared an increase in the company’s regular quarterly cash dividend from $0.10 to $0.15 per share. The dividend is payable September 28, 2007 to shareholders of record at the close of business on September 14, 2007. The board also announced changing its annual dividend policy review from the third quarter to the fourth quarter, beginning in 2008.

At the same time, the STFC board authorized the company to repurchase, from time to time, up to 4.0 million shares, or approximately 10% of its outstanding common stock, through an open market purchase program subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions over a period extending to and through December 31, 2009. The company will repurchase shares from State Automobile Mutual Insurance Company, which owns approximately 65 percent of State Auto Financial’s stock, and other shareholders, in amounts that are proportional to the respective current ownership percentages of State Automobile Mutual and other shareholders. STFC’s management will determine the timing and amount of any repurchase based upon its evaluation of market conditions, share price and other factors. It is currently management’s intention that the stock repurchase program be funded from STFC’s working capital. The stock repurchase program may be terminated at any time.

“The substantial dividend increase and share repurchase program announced today reflect the strength of the company’s financial position and our confidence in the continued long-term success of State Auto Financial. Our dividend policy, share repurchase program and ability to successfully integrate acquisitions and affiliations are critical components of our overall capital management strategy. We will continue to do what is necessary to build the company and enhance shareholder value,” said STFC Chairman, President and CEO Bob Restrepo.

This is the 65th consecutive quarterly cash dividend declared by the company’s board since STFC had its initial public offering of common stock in 1991, and represents a 50% increase in the annual dividend rate. STFC’s annual dividend payments have increased annually at a compound average annual growth rate of 17% since 1991.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states and is proud to be a Trusted Choice® company partner. The company is one of only 98 NASDAQ-listed companies to earn the 2007 Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security and Meridian Citizens Mutual. Other State Auto affiliated companies include Beacon National Insurance. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found at www.STFC.com and www.StateAuto.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.